U. S. SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C. 20549

                           FORM 3

   INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

 Filed pursuant to Section 16(a) of the Securities Exchange
                        Act of 1934.
 Section 17(a) of the Public Utility Holding Company Act of
                           1935 or
     Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person*
   Cutler, Michael

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 (Last)          (First)          (Middle)

   P. O. Box 510171
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                          (Street)

   Melbourne, FL 32951
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 (City)          (State)          (Zip)
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2. Date of Event Requiring Statement (Month/Day/Year)
   April 1, 2000
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3. IRS or Social Security Number of Reporting Person
(Voluntary)

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4. Issuer Name and Ticker or Trading Symbol
   SunVest Resorts, Inc.
   SUNED
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5. Relationship of Reporting Person to Issuer
   (Check all applicable)
   [ X ]  Director                     [   ]  10% Owner
   [   ]  Officer (give title below)   [   ]  Other (Specify below)

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6. If Amendment, Date of Original (Month/Year)
   N/A
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7. Individual or Joint/Group (Check applicable line)

   [ X ]  Form Filed by One Reporting Person
   [   ]  Form Filed by More than One Reporting Person
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   Table I -- Non-Derivative Securities Beneficially Owned
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1. Title of Security (Instr. 4):
      Common Stock, par value $.02
2. Amount of Securities Beneficially Owned (Instr 4.):
      365,000
3. Ownership Form Direct (D) or Indirect (I) (Instr. 5):
      D
4. Name of Indirect Beneficial Owner (Instr. 4):
      N/A
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1. Title of Security (Instr. 4):
      Common Stock, par value $.02
2. Amount of Securities Beneficially Owned (Instr 4.):
      135,000
3. Ownership Form Direct (D) or Indirect (I) (Instr. 5):
      I
4. Name of Indirect Beneficial Owner (Instr. 4):
      Through Data Investment, LLC
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    Table II -- Derivative Securities Beneficially Owned
     (e.g., puts, calls, warrants, options, convertible
                         securities)
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NO ENTRIES ON THIS TABLE
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/s/ Michael Cutler                   05/03/2000
Signature of Reporting Person            Date
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